Exhibit 2.1

AGREEMENT AND PLAN OF MERGER,

DATED AS OF DECEMBER 12, 2011,

BY AND BETWEEN SENSUS HEALTHCARE, LLC

AND

SENSUS HEALTHCARE, LLC

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into this 12th day of December, 2011, by and among SENSUS HEALTHCARE, LLC, a Delaware limited liability company (the “Surviving Entity”) and SENSUS HEALTHCARE, LLC, a Florida limited liability company (the “Merging Entity”).

WITNESSETH:

WHEREAS, the Surviving Entity is a limited liability company duly organized and existing under and by virtue of the laws of the State of De1aware;

WHEREAS, the Merging Entity is a limited liability company duly organized and existing under and by virtue of the laws of the State of Florida; and

WHEREAS, pursuant to duly authorized actions by the members of the Merging Entity and by the Board of Managers and the members of the Surviving Entity. the Merging Entity and the Surviving Entity have determined that they shall merge (the “Merger”) upon the terms and conditions and in the manner set forth in this Agreement and in accordance with Section 18-209 of the Delaware Limited Liability Company Act and Section 608.438 of the Florida Limited Liability Company Act.

NOW THEREFORE, in consideration of the mutual promises herein contained, the Merging Entity and the Surviving Entity hereby agree as follows:

1.          MERGER. At the Effective Time (as herein defined), the Merging Entity shall be merged with and into the Surviving Entity upon the terms and conditions set forth in this Agreement.

2.          SURVIVING ENTITY. At the Effective Time:

(a)          The Surviving Entity shall be the surviving entity of the Merger and shall continue to exist as a limited liability company under and be governed by the laws of the State of Delaware, with all of the rights and obligations as are provided by Delaware law;

(b)          The Merging Entity shall cease to exist, and its property shall become the property of the Surviving Entity as the surviving entity of the Merger; and

(c)          Management of the Surviving Entity shall be vested in the Board of Managers of the Surviving Entity, whose principal address is 18659 Ocean Mist Drive, Boca Raton, Florida 33498.

3.          CHARTER DOCUMENTS. At the Effective Time:

(a)          The Certificate of Organization of the Surviving Entity, as in effect immediately prior to the Effective Time, shall be the Certificate of Organization of the Surviving Entity;

(b)          The Limited Liability Company Agreement of the Surviving Entity, as in effect immediately prior to the Effective Time, shall be the Limited Liability Company Agreement of the Surviving Entity; and

(c)          The members of the Surviving Entity immediately prior to the Effective Time shall be the members of the Surviving Entity, and the Board of Managers of the Surviving Entity immediately prior to the Effective Time shall be the Board of Managers of the Surviving Entity and shall retain such designation for the term provided by law or in the Limited Liability Company Agreement, or until his successor is elected and qualified.

4.          MANNER AND BASIS OF CONVERTING INTERESTS. At the Effective Time, (a) all of the issued and outstanding membership interests of the Merging Entity and any rights to acquire membership interests or other securities or obligations of the Merging Entity shall be surrendered to the Surviving Entity and canceled, and no membership interests of the Surviving Entity or cash or other property will be issued in exchange therefor or in respect thereof, and (b) all of the issued and outstanding membership interests of the Surviving Entity shall remain outstanding, and the current members of the Surviving Entity shall continue to own the same number and type of membership interests of the Surviving Entity as such members owned prior to the Effective Time.

5.          APPROVAL. The Merger contemplated by this Agreement has previously been submitted to and adopted and/or approved by the members of the Merging Entity and by the Board of Managers and the members holding a majority of the outstanding membership interests of the Surviving Entity. The members of the Merging Entity (acting by and through any representative of the Merging Entity designated by the members) and the Board of Managers and the members holding a majority of the outstanding membership interests of the Surviving Entity (acting by and through a Manager or any representative of the Surviving Entity designated by the Board of Managers) shall be, and hereby is, authorized and directed to perform all such further acts and execute and deliver to the proper authorities for filing all documents, as the same may be necessary or proper to render effective the Merger contemplated by this Agreement.

6.          EFFECTIVE TIME OF MERGER. The Merger shall be effective at the time of filing of the Certificate of Merger with respect to the Merger with the Office of the Secretary of State of the State of Delaware (the “Effective Time”).

7.          MISCELLANEOUS.

(a)          Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware.

(b)          No Third Party Beneficiaries. The terms and conditions of this Agreement are solely for the benefit of the parties hereto and the members of the Merging Entity and the members of the Surviving Entity, and no person not a party to this Agreement shall have any rights or benefits whatsoever under this Agreement, either as a third party beneficiary or otherwise.

(c)          Complete Agreement. This Agreement constitutes the complete agreement between the parties and incorporates all prior agreements and representations in regard to the matters set forth herein and it may not be amended, changed or modified except by a writing signed by the party to be charged by said amendment, change or modification.

(d)          Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all of such counterparts together shall constitute but one agreement.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have executed this Agreement on the 12th day of December, 2011.

Sensus Healthcare, LLC, a
Florida limited liability company

By:	/s/ Joseph C. Sardano
Joseph C. Sardano
Managing Member, President
and Chief Executive Officer

Sensus Healthcare, LLC, a
Delaware limited liability company

By:	/s/ Joseph C. Sardano
President and Manager